EXHIBIT 10.1(t)

  THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE
               BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.


                      NON-QUALIFIED STOCK OPTION AGREEMENT
                                    UNDER THE
                                CENTURYTEL, INC.
                        1995 INCENTIVE COMPENSATION PLAN


         THIS AGREEMENT is entered into as of February 21, 2000 by and between CenturyTel, Inc., a Louisiana corporation ("CenturyTel"), and ("Optionee").

         WHEREAS Optionee is a key employee of CenturyTel or one of its subsidiaries (collectively, the "Company") and CenturyTel considers it desirable and in its best interest that Optionee be given an incentive to advance the interests of CenturyTel by possessing an option to purchase shares of the common stock, $1.00 par value per share, of CenturyTel (the "Common Stock") under the CenturyTel, Inc. 1995 Incentive Compensation Plan (the "Plan"), which was adopted by the Compensation Committee of the Board of Directors of CenturyTel (the "Committee") on February 19, 1995, ratified by the Board of Directors of CenturyTel on February 21, 1995, and approved by the shareholders at CenturyTel's 1995 Annual Meeting of Shareholders;

         NOW, THEREFORE, in consideration of the premises, it is agreed as follows:

                                       1.

                                Grant of Option

         1.01 CenturyTel hereby grants to Optionee effective February 21, 2000 (the "Date of Grant") the right, privilege and option to purchase __ shares of Common Stock (the "Option") at an exercise price of $34.625 per share.

         1.02 The Option is a non-qualified stock option and shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").


                                       2.

                                Time of Exercise

         2.01 Subject to the provisions of the Plan and the other provisions of this Agreement, the Optionee shall be entitled to exercise the Option as follows:


               With respect to 1/3 of the shares    Beginning February 21, 2001
               covered by the Option


               With respect to 2/3 of the shares    Beginning February 21, 2002
               covered by the Option, less any
               shares previously issued


               With respect to all of the shares    Beginning February 21, 2003
               covered by the Option, less any
               shares previously issued.


The Option shall expire and may not be exercised later than ten years after the Date of Grant.

         2.02 Notwithstanding the foregoing, the Option shall become accel-erated and immediately exercisable in full (a.) if Optionee dies while he is employed by the Company, (b.) if Optionee becomes disabled within the meaning of Section 22(e)(3) of the Code ("Disability") while he is employed by the Company, (c.) if Optionee retires from employment with the Company on or after attaining the age of 55 ("Retirement") or (d.) pursuant to the provisions of the Plan.

                                       3.

                        Conditions for Exercise of Option

         During Optionee's lifetime, the Option may be exercised only by him or by his guardian or legal representative. The Option must be exercised while Optionee is employed by the Company, or, to the extent exercisable at the time of termination of employment, within 190 days of the date on which he ceases to be an employee, except that (a.) if he ceases to be an employee because of Retirement, the Option may be exercised within three years from the date on which he ceases to be an employee, (b.) if an Optionee's employment is terminated for cause, the unexercised portion of the Option is immediately terminated, and (c.) in the event of Optionee's Disability or death, the Option may be exercised by the Optionee or, in the case of death, by his estate, or by the person to whom such right devolves from him by reason of his death within two years after the date of his Disability or death; provided, however, that the Option and all option gain, as defined in Section 4.01, shall at all times be subject to the forfeiture provisions of Section 4 hereof and provided further, that no Option may be exercised later than ten years after the Date of Grant.


                                       4.

                      Forfeiture of Option and Option Gain

         4.01 If, at any time during Optionee's employment by the Company or within 18 months after termination of employment, Optionee engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to: (a) conduct relating to Optionee's employment for which either criminal or civil penalties against Optionee may be sought, (b) conduct or activity that results in termination of Optionee's employment for cause, (c) violation of Company policies, including, without limitation, the Company's insider trading policy,
(d) accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during Optionee's tenure with the Company, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business (a "competitor"), except for (A) any isolated, sporadic accommodation or assistance provided to a competitor, at its request, by Optionee during Optionee's tenure with the Company, but only if provided in the good faith and reasonable belief that such action would benefit the Company by promoting good business relations with the competitor and would not harm the Company's interests in any material respect or (B) any other service or assistance that is provided at the request or with the written permission of the Company, (e) disclosing or misusing any confidential information or material concerning the Company, or (f) participating in a hostile takeover attempt, then
(i) the Option shall terminate effective the date on which Optionee engages in such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan, and (ii) Optionee shall pay in cash to the Company, without interest, any option gain realized by Optionee from exercising all or a portion of the Option during the period beginning one year prior to termination of employment (or one year prior to the date Optionee first engages in such activity if no termination occurs) and ending on the date on which the Option terminates. For purposes hereof, "option gain" shall mean the difference between the closing market price of the Common Stock on the date of exercise minus the exercise price, multiplied by the number of shares purchased.

         4.02 If Optionee owes any amount to the Company under Section 4.01 above, Optionee acknowledges that the Company may deduct such amount from any amounts the Company owes Optionee from time to time for any reason (including amounts owed to Optionee as wages or other compensation, fringe benefits, or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount Optionee owes it, Optionee agrees to pay immediately the unpaid balance to the Company.

         4.03 Optionee may be released from Optionee's obligations under Sections 4.01 and 4.02 above only if the Committee determines in its sole discretion that such action is in the best interests of the Company.

                                       5.

                        Preference Share Purchase Rights

         Upon exercise of an Option at a time when preference share purchase rights to purchase shares of Series BB Participating Cumulative Preference Stock or other securities or property of the Company (the "Rights" and each a "Right") remain outstanding pursuant to that certain Rights Agreement dated as of August 27, 1996 between the Company and the Rights Agent named therein, as amended (the "Rights Agreement"), or any successor rights agreement, then the Option shall automatically be converted into the right to receive, upon payment of the exercise price, one Right for each share of Common Stock received upon exercise of the Option.

                                       6.

                              Additional Conditions

         Anything in this Agreement to the contrary notwithstanding, if at any time CenturyTel further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant to the exercise of an Option is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to CenturyTel. CenturyTel agrees to promptly take any and all actions necessary or desirable in order that all shares of Common Stock issuable hereunder shall be issued as provided herein.

                                       7.

                          Attorneys' Fees and Expenses

         Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof, including, but not limited to, the institution of any action or proceeding in court to enforce any provision hereof, to enjoin a breach of any provision of this Agreement, to obtain specific performance of any provision of this Agreement, to obtain monetary or liquidated damages for failure to perform any provision of this Agreement, or for a declaration of such parties' rights or obligations hereunder, or for any other judicial remedy, then the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, attorneys' fees (including costs of appeal).

                                       8.

                       No Contract of Employment Intended

         Nothing in this Agreement shall confer upon Optionee any right to continue in the employment of the Company or to interfere in any way with the right of CenturyTel to terminate Optionee's employment relationship with the Company at any time.

                                       9.

                                      Taxes

         The Company may make such provisions as it may deem appropriate for the withholding of any federal, state and local taxes that it determines are required to be withheld on the exercise of the Option.

                                       10.

                                 Binding Effect

         This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors.

                                       11.

                             Inconsistent Provisions

         The Option granted hereby is subject to the provisions of the Plan. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.

                                       12.

                             Adjustments to Options

         Appropriate adjustments shall be made to the number and class of shares of Common Stock subject to the Option and to the exercise price in certain situations described in Section 10.6 of the Plan.


                                       13.

                              Termination of Option

         The Committee, in its sole discretion, may terminate the Option. However, no termination may adversely affect the rights of Optionee to the extent that the Option is currently exercisable on the date of such termination.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                           CENTURYTEL, INC.


                                       By: /s/ Glen F. Post, III
                                           ________________________
                                              Glen F. Post, III,
                                         Vice Chairman, President and
                                           Chief Executive Officer


                                           ______________________
                                                  Optionee